UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2004

SunGard Data Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12989	51-0267091
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

680 East Swedesford Road, Wayne Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 484-582-2000

N/A

(Former name and former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

On February 12, 2004, SunGard Data Systems Inc. (“SunGard”) completed its acquisition of Systems & Computer Technology Corporation (“SCT”) pursuant to the terms of the Agreement and Plan of Merger, dated as of December 9, 2003, by and among SCT, SunGard, and Schoolhouse Acquisition Corp. Inc. (the “Merger Agreement”). In accordance with the terms of the Merger Agreement, Schoolhouse Acquisition Corp. Inc., a wholly owned subsidiary of SunGard, merged with and into SCT, and SunGard acquired all of the outstanding shares of SCT for $16.50 per share (an aggregate of approximately $590 million, including payment for outstanding options). The purchase price, which was determined through arms length negotiations between the parties to the Merger Agreement, was financed from existing SunGard cash, including the proceeds of the recently completed sale of $500 million aggregate principal amount of unsecured senior notes.

SCT is a leading global provider of technology solutions for educational institutions. SCT supports more than 1,300 institutions of higher education and 8 million learners worldwide with administrative and academic solutions, portal and community solutions, content management and workflow solutions, information access and integration solutions, and professional services.

Attached as Exhibit 99.1 is a press release announcing the completion of the acquisition.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

2.1	Agreement and Plan of Merger, dated as of December 9, 2003, by and among Systems & Computer Technology Corporation, SunGard Data Systems Inc., and Schoolhouse Acquisition Corp. Inc. (Incorporated by reference to Systems & Computer Technology Corporation’s Current Report on Form 8-K filed on December 9, 2003).

99.1	Press Release dated February 12, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2004

SunGard Data Systems Inc.

By:	/s/ Michael J. Ruane
Name:	Michael J. Ruane
Title:	Senior Vice President – Finance and Chief Financial Officer